Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree as follows:

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the parties named below agree to the joint filing on their behalf of the statement on Schedule 13D (along with any amendments thereto) to which this joint filing agreement is attached with respect to the Common Stock, $.001 par value per share, of Petmed Express, Inc., a Florida corporation, and further agree that this joint filing agreement be included as Exhibit 1 to the Schedule 13D. In evidence thereof, the undersigned have duly executed this joint filing agreement as of the date set forth below.

Date: May 20, 2025

SilverCape Investments Limited

By: /s/ Peter Kennedy

Name: Peter Kennedy

Title: Managing Director

/s/ Peter Kennedy

Name: Peter Kennedy